Exhibit 99.2

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

MESA LABS CANADA INC.,

and

THE STOCKHOLDERS

of

2396081 ONTARIO INC.

i

TABLE OF CONTENTS

ARTICLE I - Definitions		1

ARTICLE II - Sale and Transfer of Stock; Purchase Price; Closing		5

2.1	Purchase and Sale of Stocks	5

2.2	Purchase Price	6

2.3	Tax Filings	7

2.4	Tax Due to Sale	7

2.5	Working Capital Adjustment	7

2.6	Time and Place of Closing	9

ARTICLE III - Representations and Warranties of Mesa		9

3.1	Organization	9

3.2	Authorization; Enforceability	10

3.3	No Violation or Conflict	10

3.4	Consents of Governmental Authorities and Others	10

3.5	Financial Ability to Perform	10

ARTICLE IV - Representations and Warranties of the Stockholders		11

4.1	Ownership; Authorization; Enforceability	11

4.2	Organization; Capitalization	11

4.3	No Violation or Conflict	13

4.4	Permits	14

4.5	Real Property	14

4.6	Personal and Other Property	15

4.7	Inventory	16

4.8	Contracts	17

4.9	Customers and Suppliers	19

4.10	Bank Accounts	19

4.11	Accounts Receivable	19

4.12	Insurance	20

4.13	Litigation	21

4.14	Product Warranty	21

4.15	Employees	22

4.16	Employee Plans	24

4.17	Consents of Governmental Authorities and Others	25

4.18	Brokers	25

4.19	Compliance	25

4.20	Conduct of Business	25

4.21	Tax Matters	26

4.22	Environmental Matters	28

4.23	Financial Statements	30

4.24	Absence of Undisclosed Liabilities	30

4.25	Records	30

4.26	Intellectual Property	31

4.27	Disclosure	32

4.28	Bedard Covenant	32

4.29	Giamov Covenant	32

4.30	Sanders Covenant	32

ARTICLE V - Additional Agreements		33

5.1	Reliance on and Survival of the Representations and Warranties	33

5.2	Investigation	34

5.3	Mesa's Indemnification	34

5.4	Stockholders' Indemnification	35

5.5	Indemnity Procedure	35

5.6	Arbitration	37

ARTICLE VI - Closing; Deliveries		39

6.1	Closing	39

6.2	Deliveries	39

6.3	Commercially Reasonable Efforts	40

ARTICLE VII - Covenants		41

7.1	General Confidentiality	41

7.2	General	41

ARTICLE VIII - Miscellaneous		41

8.1	Notices	41

8.2	Entire Agreement; Incorporation; Disclosure	42

8.3	Binding Effect	43

8.4	Assignment	43

8.5	Waiver and Amendment	43

8.6	No Third Party Beneficiary	43

8.7	Severability	43

8.8	Expenses	43

8.9	Headings	44

8.10	Other Remedies; Injunctive Relief	44

8.11	Counterparts	44

8.12	Remedies Exclusive	44

8.13	Governing Law	44

8.14	Jurisdiction and Venue	44

8.15	Participation of Parties	45

8.16	Further Assurances	45

8.17	Publicity	45

EXHIBITS

Exhibit A – Working Capital Adjustment

Exhibit B – Financial Statements

Exhibit C – Earn-Out Agreement

Exhibit D – Non-Competition and Non-solicitation Agreement

Exhibit E – Stockholders Schedule

Disclosure Schedules

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”) is dated as of July 6, 2015, by and between Mesa Labs Canada Inc., a corporation incorporated under the laws of Ontario, Canada (“Mesa”), and the individual(s) (the “Stockholders”) listed on the Stockholders Schedule attached hereto as Exhibit E.

Mesa and the Stockholders are referred to herein collectively as the “Parties” and each individually as a “Party.”

WITNESSETH:

WHEREAS, the Stockholders presently own, in the aggregate, One Hundred Percent (100%) of the issued and outstanding capital stock (the “Stock”) of 2396081 Ontario Inc., a corporation incorporated under the laws of Ontario, Canada (the “Company”), as set forth on Exhibit E; and

WHEREAS, the Company presently owns One Hundred Percent (100%) of the issued and outstanding capital stock of Infitrak Inc., a corporation incorporated under the laws of Ontario, Canada (“Infitrak”),

WHEREAS, Stockholders desire to sell, and Mesa desires to purchase all of the Stock for the consideration, and on the terms and conditions set forth herein;

NOW, THEREFORE, intending to be legally bound, the Parties hereto agree as follows:

ARTICLE I

Definitions

In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the meanings indicated below:

“Affiliate” shall mean with respect to a specified Person, any other Person which, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and, without limiting the generality of the foregoing, includes, with respect to a Person (a) any other Person which beneficially owns or holds ten percent (10%) or more of any class of voting securities or other securities convertible into voting securities of such Person or beneficially owns or holds ten percent (10%) or more of any other equity interests in such Person, (b) any other Person with respect to which such Person beneficially owns or holds ten percent (10%) or more of any class of voting securities or other securities convertible into voting securities of such Person, or owns or holds ten percent (10%) or more of the equity interests of the other Person, and (c) any director or senior officer of such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” shall mean this Stock Purchase Agreement together with all exhibits and schedules referred to herein, which exhibits and schedules are incorporated herein and made a part hereof.

“ASPE” shall mean the Canadian Accounting Standard for Private Enterprises accounting principles so described and promulgated by the Canadian Institute of Chartered Professional Accountants which are applicable as at the date on which any calculation made hereunder is to be effective or as the date of any financial statements referred to herein, as the case may be.

“Confidential Information” means any information concerning the business and affairs of Mesa, the Company or Infitrak which is not already generally available to the public. This includes, but is not limited to, the trade secrets, financial data, business plans, processes, computer programs, compilations of confidential information, records, pricing techniques, relationships with distributors or suppliers or customers, or employees, customer lists, methods of doing business and other confidential business or proprietary or technical information relating to any and all of the aforementioned corporations.

“Employee Plans” shall mean any retirement, pension, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or other compensation plan or arrangement or other employee benefit plan that is maintained or otherwise contributed to, or required to be contributed to by the Company or Infitrak for the benefit of employees or former employees of the Company or Infitrak.

“Employment Contracts” means contracts, other than Employee Plans, whether oral or written, relating to an employee of the Company or Infitrak, including any communication or practice relating to such an employee which imposes any obligation on either Infitrak or the Company;

“Environment” means the natural environment as defined in any Environmental Laws;

“Environmental Approvals” means permits, certificates, licences, authorizations, consents, agreements, instructions, directions, notices, registrations, approvals or other rights made, issued, granted, conferred or required by a Governmental Authority pursuant to any Environmental Laws relating to the operations, business or assets of the Company or Infitrak;

“Environmental Laws” means Laws relating to the Environment and includes Laws relating to any sewer system and to the storage, generation, use, handling, manufacture, processing, labelling, advertising, sale, display, transportation, treatment, reuse, recycling, release and disposal of Hazardous Substances;

“Environmental Orders” means orders issued, filed, imposed or threatened by any Governmental Authority pursuant to any Environmental Laws and include certificates of property use and orders requiring investigation, assessment, monitoring, managing, controlling, treatment, removal, excavation or remediation of any site or Hazardous Substance, or requiring that any release or any other activity be reduced, modified, managed, controlled, stopped or eliminated or requiring any form of payment or co-operation be provided to any Governmental Authority;

“Financial Statements” shall mean the Company’s Notice to Reader and Infitrak’s Review Engagement unaudited balance sheets, income statements, changes in cash flow, and changes in stockholders equity, (i) the fiscal years ended July 31, 2012, 2013, and 2014, (ii) the 11 month period ended June 30, 2015.

“GAAP” shall mean the generally accepted accounting principles of the United States.

“Governmental Authority” means (a) any nation, state, county, city, town, borough, village, district, or other governmental jurisdiction; (b) federal, state, provincial, local, municipal, foreign, or other government; or (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal, or other entity exercising governmental or quasi-governmental powers).

“Guaranty” shall mean, as to any Person, all liabilities or obligations of such Person, with respect to any indebtedness or other obligations of any other Person, which have been guaranteed, directly or indirectly, in any manner by such Person, through an agreement, contingent or otherwise, to purchase such indebtedness or obligation, or to purchase or sell property or services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or obligation or to guarantee the payment to the owner of such indebtedness or obligation against loss, or to supply funds to or in any manner invest in the debtor.

“Hazardous Substances” means pollutants, contaminants, wastes of any nature, hazardous substances, hazardous materials, toxic substances, prohibited substances, dangerous substances or dangerous goods as defined, judicially interpreted or identified in any Environmental Laws including but not limited to asbestos or asbestos containing materials or polychlorinated biphenyls (PCBs) ;

“Intellectual Property” means all (a) domestic and foreign patents, inventions (whether or not patentable), trade-marks, service marks, trade names, copyrights, industrial designs, business names, domain names, websites, Uniform Resource Locators (URL’s), certification marks, distinguishing guises, business styles and other industrial or intellectual property, whether or not registered, that are owned by or licensed to the Company or Infitrak, and all applications in respect thereof; (b) all trade secrets, know-how, inventions, formulas, processes and technology pertaining to the operation of the Company’s or Infitrak’s business; and (c) all computer systems and application software, including all documentation relating thereto and the latest revisions of all related firmware and software object and source codes therefor, owned or used by the Company or Infitrak, including particulars of any registration thereof, details of all applications for registration in respect thereof and, where unregistered, the date of first use thereof.

“Investments” shall mean, with respect to any Person, all advances, loans or extensions of credit to any other Person (except for extensions of credit to customers in the Ordinary Course of Business), all purchases or commitments to purchase any stock, bonds, notes, debentures or other securities of any other Person, and any other investment in any other Person, including partnerships or joint ventures (whether by capital contribution or otherwise) or other similar arrangement (whether written or oral) with any Person, including, but not limited to, arrangements in which (i) the first Person shares profits and losses of the other Person, (ii) any such other Person has the right to obligate or bind the first Person to any third party, or (iii) the first Person may be wholly or partially liable for the debts or obligations of such partnership, joint venture or other entity.

“Knowledge” shall mean, in the case of any Person who is an individual, the actual knowledge of such Person, or knowledge that a reasonable individual under similar circumstances could be expected to discover or otherwise become aware of in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty in this Agreement. A Person other than an individual shall be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, manager, executor, or trustee of that Person (or in any similar capacity) has, or at any time had Knowledge of that fact or other matter. “Knowledge of Stockholders” includes Knowledge of any Stockholder, of the Company, and of Infitrak.

“Law” and “Laws” shall mean all requirements imposed by statutes, regulations, rules, ordinances, by-laws, decrees, codes, policies, judgments, orders, rulings, decisions, approvals, notices, permits, guidelines or directive of any Governmental Authority, whether federal, state, provincial, local or foreign.

“Liabilities” shall mean any direct or indirect material Company or Infitrak indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, whether fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, including, without limitation, liabilities on account of taxes, other governmental charges or Litigation, on the Closing Date (as defined below), whether or not of a kind required by ASPE to be set forth on a financial statement.

“Litigation” shall mean any action, suit, arbitration, mediation, investigation, claim, demand, proceeding, audit or hearing, at law or equity (whether civil, criminal, administrative, judicial or investigative).

“Material Adverse Effect” shall mean any event or condition of any character which has had or could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), results of operations, assets, liabilities, properties, or business of Mesa, or of the Company or Infitrak.

“Ordinary Course of Business” shall mean any action taken by a Person that such Person is authorized to do and is consistent in nature, scope, and magnitude with the customs and past practices of such Person.

“Person” shall mean any natural person, corporation, unincorporated organization, partnership, association, limited liability company, joint stock company, joint venture, trust or government, or any agency or political subdivision of any government or any other entity.

“Related Party Agreement” shall mean a contract, agreement, or understanding, whether written or verbal, between the Company or Infitrak, on the one hand, and any Stockholder, officer, director, or Affiliate of the Company or Infitrak, on the other.

“Related Party Debt” shall mean indebtedness, whether governed by a written or verbal agreement, between the Company or Infitrak, on the one hand, and any Stockholder, officer, director, or Affiliate of the Company or Infitrak, on the other.

“Subsidiary” of any Person shall mean any Person, whether or not capitalized, in which such Person owns, directly or indirectly, an equity interest of more than fifty percent (50%), or which may effectively be controlled, directly or indirectly, by such Person (and, in the case of the Company, it is confirmed that Infitrak is a Subsidiary of the Company).

“Tax” and “Taxes” shall mean any or all Canadian federal, provincial, local or foreign (i.e. non-Canadian) income, gross receipts, real property gains, goods and services, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or other taxes, levies, governmental charges or assessments of any kind whatsoever, including, without limitation, any estimated tax payments, interest, penalties or other additions thereto, whether or not disputed.

“Tax Returns” shall mean returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

The words “hereof”, “herein” and “hereunder” and the words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms defined in the singular shall have a comparable meaning when used in the plural and vice versa.

ARTICLE II

Sale and Transfer of Stock; Purchase Price; Closing

2.1                     Purchase and Sale of Stock. Subject to and upon the terms and conditions hereinafter set forth, at the Closing (as defined below), and in reliance upon the representations and warranties contained in this Agreement or made pursuant hereto, the Stockholders shall sell, assign, transfer and deliver to Mesa, and Mesa shall purchase from the Stockholders all, but not less than all, of the Stock, free and clear of any and all encumbrances.

2.2	Purchase Price.

2.2.1.	In consideration of the aforesaid sale, assignment, transfer and delivery of all of the Stock, Mesa shall:

2.2.1.1.    at the Closing, pay or cause to be paid to the Stockholders an amount equal to Eleven Million Dollars ($11,000,000 CDN) (the “Closing Payment”);

2.2.1.2.    a future payment of One Million Dollars ($1,000,000 CDN) (the “Holdback Amount”) which shall be payable to the Stockholders at the one (1) year anniversary date of the Closing Date, provided, however, that the Holdback Amount shall be reduced, on a dollar for dollar basis, to the extent necessary to satisfy in full each and every Mesa Loss (as defined in Section 5.4 hereof, and finally determined pursuant to this Agreement). The Holdback Amount shall accrue interest at the rate paid on Chase Bank Money Market Accounts, and such accrued interest shall be paid on the aforementioned one year anniversary date along with the Holdback Amount.

2.2.1.3.    additional future payments to be paid during the two (2) year period following the Closing Date, not to exceed Fifteen Million Dollars ($15,000,000 CDN) in the aggregate (the “Earn-Out Payment”), as described and determined under an earn out agreement to be entered into between Mesa and the Stockholders (the “Earn-Out Agreement”), attached hereto as Exhibit C.

2.2.2.

The sum of the Closing Payment, plus the Holdback Amount, plus or minus the Working Capital Adjustment (as described in Section 2.5, below), and plus the Earn Out Payment, if any, (as described in Section 2.2.1.3) constitutes, in the aggregate, the “Purchase Price” for the Stock. The Purchase Price, and each payment thereof or adjustment thereto shall be allocated among the Stockholders in accordance with the Purchase Price allocations set forth on Exhibit E.

2.2.3.

All payments of cash to be made pursuant to this Article II shall be made in immediately available funds by wire transfer to an account or accounts specified by the Stockholders. At least two (2) business days prior to the date on which any payment is due, each Stockholder shall notify Mesa of the account into which his/its proportionate share of the funds shall be wired.

2.2.4.	Unless otherwise expressly provided herein, all references to dollar amounts in this Agreement are deemed to be expressed in Canadian currency (CDN).

2.3.            Tax Filings.     As soon as is practicable, and in any event not later than fifty (50) Business Days after the Closing Date, the Stockholders’ accountant shall prepare, or cause to be prepared, at their sole cost, such Closing Date Tax Returns as are required as a direct result of the transactions contemplated in this Agreement in the usual course and in accordance with past practices. Any separate accounting costs incurred by Mesa in connection with the Closing Date Tax Returns, or otherwise in connection with the transactions contemplated hereunder, shall be for Mesa’s sole account. Mesa shall be solely responsible for the filing of such Closing Date Tax Returns (including any late filing fees or penalties). At any time following Closing upon written request (and at the sole expense) of the Stockholders or their tax advisors, Mesa agrees to cause Infitrak and/or the Company, as applicable, to file one (1) or more election(s) under Section 185.1 (2) of the ITA to address any excess eligible dividends declared by Infitrak and/or the Company, as applicable, prior to Closing. The Vendors acknowledge that Infitrak and/or the Company has a tax liability due to the Government of the Province of Quebec and/or the Government of Canada in the amount of approximately $ 80,000.00 at Closing and, after Closing, Mesa shall cause Infitrak (in consultation with the Stockholders) to resolve and to pay this liability by applying under the Canada Revenue Agency’s Voluntary Disclosure Programme or the equivalent in the Province of Quebec and in making such application, Mesa shall endeavour to minimise the possibility of penalties and interest being charged in respect of such tax liability but to the extent penalties and interest are levied, they will be for the account of the Stockholders, unless such interest and penalties are a result of any failure by Mesa to deliver, in a timely manner, any correspondence from or to any applicable taxation authorities.

2.4.            Tax Due to Sale.     Before Closing, the Stockholders will cause a re-organization of the Company. Any Taxes relating solely to the Company, Stockholders, or Infitrak (and not Mesa) that become payable only as a result of the purchase and sale of the Stock or the pre-closing reorganization shall be paid by and shall be the responsibility of the Stockholders and shall not be the responsibility of Mesa, the Company or Infitrak.

2.5.            Working Capital Adjustment. The Purchase Price shall be increased or decreased on a dollar for dollar basis, in accordance with this Section 2.5. The Parties hereby agree that the “Target Working Capital Amount” shall be as set forth in Exhibit A hereto. Within thirty (30) calendar days following the Closing Date, Mesa will calculate the Infitrak working capital as of June 30, 2015 (the “Closing Date Working Capital Amount”) in accordance with ASPE and in a manner consistent with the methodology for calculating the Target Working Capital Amount set out in Exhibit A hereof. For the purposes of calculating and determining either the Target Working Capital Amount or the Closing Date Working Capital Amount, all calculations shall exclude any accrued or paid professional fees incurred in connection with the transactions contemplated hereby. The “Working Capital Adjustment Amount” shall be the difference between the Closing Date Working Capital Amount and the Target Working Capital Amount, each of which shall be calculated on a consistent basis.

2.5.1.	Within thirty (30) calendar days after the Closing Date, Mesa shall prepare and deliver to the Stockholders:

2.5.1.1.     its calculation of the draft Closing Date Working Capital Amount,

2.5.1.2.     a statement setting forth Mesa’s preliminary calculation of the draft Working Capital Adjustment Amount (the “Preliminary Closing Statement”) and

2.5.1.3.     any and all supporting documentation relating to each of the above calculations, including, but not limited to, all work papers relating to such calculation (collectively, the “Working Capital Statements”).

2.5.2.

The Stockholders will have thirty (30) calendar days following receipt of the Working Capital Statements to determine, in good faith, if the Working Capital Statements have been calculated in accordance with the terms of this Section 2.5 and Exhibit A and each is true, accurate and complete. If the Stockholders determine that the Working Capital Statements have any discrepancies or are otherwise incorrect, inconsistent, inaccurate or not determined and/or calculated in accordance with the terms of this Section 2.5 and Exhibit A, or are not otherwise true, accurate and complete, the Stockholders shall notify Mesa in writing of the Stockholders’ proposed adjustments to any of the Working Capital Statements on or before the end of such thirty (30) calendar day period, including reasonable detail of the nature and basis for the adjustments and all work papers related thereto (collectively, the “Working Capital Objection”).

2.5.3.

If the Stockholders deliver a Working Capital Objection, then within fifteen (15) calendar days following receipt by Mesa of such Working Capital Objection, the Parties shall confer and negotiate in good faith to resolve the matters in dispute as set forth in the Working Capital Objection. If the Parties cannot mutually resolve any such disputes within such fifteen (15) calendar day period, the Parties shall jointly engage Ernst & Young, Canada (the “Independent Accountant”). The Parties jointly shall engage the Independent Accountant, acting as an expert and not an arbiter, to review only those items in dispute by the Parties. The Independent Accountant shall be furnished with a copy of this Agreement, the Working Capital Statements and the Working Capital Objection, and any other documentation of either Party that the Independent Accountant determines to be necessary and relevant to resolving such disputes. The Independent Accountant shall, within thirty (30) calendar days following the commencement of its engagement by the Parties, complete its review and render a written report setting forth its conclusion as to calculation of the Working Capital Statements. The decision by the Independent Accountant shall be in writing and delivered to the Parties. The Parties agree that the Independent Accountant is the exclusive Person to make all interpretations necessary (including interpretations or constructions of this Agreement) to support its determinations. The Independent Accountant’s decision shall be the final Working Capital Adjustment Amount (the “Final Working Capital Adjustment Amount”) and shall be final, conclusive and binding upon the Parties and may be entered and enforced in any court of competent jurisdiction. The fees, costs and expenses of the Independent Accountant shall be apportioned between Mesa, on the one hand, and the Stockholders, on the other, each paying fifty percent (50%) of such fees, costs and expenses of the Independent Accountant.

2.5.4.

If the Stockholders do not submit a Working Capital Objection within the thirty (30) calendar day period contemplated by Section 2.5.2 above, the Working Capital Adjustment reflected in the Preliminary Closing Statement will be deemed the Final Working Capital Adjustment Amount. If the Preliminary Closing Statement is modified by either: (A) mutual agreement by the Stockholders and Mesa or (B) the Independent Accountant, as the case may be and as provided for above in Section 2.5.3, then such modified Preliminary Closing Statement shall be the Final Working Capital Adjustment Amount. Notwithstanding the other provisions in this Section 2.5, if the difference between the Target Working Capital Amount and the Closing Date Working Capital Amount, whether positive or negative, is less than $20,000, then the Final Working Capital Adjustment Amount shall be $0.

2.5.5.

Within ten (10) calendar days after the final determination of the Final Working Capital Adjustment Amount pursuant to Section 2.5.4, either (A) the Stockholders shall pay to Mesa, solely by way of set-off against the Holdback Amount (and not in cash), the amount, if any, by which the Closing Date Working Capital Amount is less than the Target Working Capital Amount or (B) Mesa shall pay to the Stockholders the amount, if any, by which the Closing Date Working Capital Amount exceeds the Target Working Capital Amount.

2.6.            Time and Place of Closing. The completion of the transactions contemplated hereby (the “Closing”) will take place at 10:00 AM Eastern Standard Time on July 6, 2015, or at such other date and time as may be mutually agreed upon by the Parties (the “Closing Date”). The Closing shall be held at a location as may be mutually agreed upon by the Parties.

ARTICLE III

Representations and Warranties of Mesa

In order to induce the Stockholders to enter into this Agreement and to consummate the transactions contemplated hereby, Mesa makes the representations and warranties set forth below to the Stockholders:

3.1.            Organization. Mesa is a corporation duly organized, validly existing and in good standing under the laws of Ontario, Canada. Mesa is duly qualified to transact business in all jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification except where the failure to so qualify would not have a Material Adverse Effect on Mesa.

3.2.            Authorization; Enforceability. The execution, delivery and performance of this Agreement by Mesa and all other agreements to be executed, delivered and performed by Mesa pursuant to this Agreement and the consummation by Mesa of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Mesa. This Agreement has been duly executed and delivered by a duly authorized representative of Mesa, and constitutes the legal, valid and binding obligation of Mesa enforceable in accordance with its respective terms, except to the extent that its enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.3.            No Violation or Conflict. To the Knowledge of Mesa, the execution, delivery and performance of this Agreement by Mesa, and the consummation by Mesa of the transactions contemplated hereby and thereby: (a) do not violate or conflict with any Laws, or any writ, order or decree of any court or Governmental Authority, or any provision of Mesa’s Articles of Incorporation or Bylaws; (b) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default), cause the acceleration of performance, give to others any right of termination, amendment, acceleration or cancellation of or require any consent under, or result in the creation of, any lien, charge or encumbrance upon any property or assets of Mesa pursuant to any instrument or agreement to which Mesa is a party or by which Mesa or its properties may be bound or affected, other than instruments or agreements as to which consent shall have been obtained at or prior to the Closing.

3.4.            Consent of Other Persons. To the Knowledge of Mesa, except as set forth in Schedule 3.4 of the Disclosure Schedule, Mesa is not required to give notice to or obtain any Permits (as defined below) from any Person in connection with the execution, delivery or performance of this Agreement by Mesa or the consummation by Mesa of the transactions contemplated hereby.

3.5.            Financial Ability to Perform. Mesa has and will have the financial ability to perform all acts on its part to be performed pursuant to this Agreement, including but not limited to the timely payment of the Purchase Price.

ARTICLE IV

Representations and Warranties of the Stockholder(s)

In order to induce Mesa to enter into this Agreement and to consummate the transactions contemplated hereby, the Stockholders, jointly (in respect only of matters relating to the Company and Infitrak and not the Stockholders directly) and severally make the following representations and warranties to Mesa as of the Closing Date:

 4.1.           Ownership; Authorization; Enforceability.

4.1.1.

Each Stockholder is the owner, beneficially and of record, with good and marketable title to the number and class of validly issued, fully paid and non-assessable shares of the Stock as set forth on the Stockholder Schedule, free and clear of any claim, lien, option, charge or encumbrance of any nature whatsoever.

4.1.2.

The Company is the owner, beneficially and of record, with good and marketable title to One Thousand Two Hundred (1200) shares of validly issued, fully paid and non-assessable Class A common stock of Infitrak, free and clear of any claim, lien, option, charge or encumbrance of any nature whatsoever.

4.1.3.

Each Stockholder has the absolute and unrestricted right, power, authority, and capacity to execute, deliver and perform this Agreement and each document and agreement executed by each such Stockholder in connection herewith or the transactions contemplated hereby. This Agreement and all other documents and agreements executed and delivered by each Stockholder under or pursuant to this Agreement or the transactions contemplated hereby have been duly executed and delivered and constitute the legal, valid and binding obligations of each Stockholder, enforceable in accordance with their respective terms, except to the extent that its enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity.

4.1.4.

Except as disclosed in Schedule 4.1.4 of the Disclosure Schedule, there are no shareholders' agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the Stock of the Company or any Subsidiary of the Company.

4.2.            Organization; Capitalization.

4.2.1.

The Company is a corporation duly organized, validly existing and in good standing under the laws of Ontario, Canada. The Company is duly qualified to transact business as a foreign entity and is in good standing under the laws of each jurisdiction where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect on the Company.

4.2.2.

The Company’s authorized capital stock consists of unlimited number of each of the following five (5) classes of shares: Class A Preference, Class A common; Class B common; Class C common and common, each share without nominal or par value, of which such number and class of shares set forth on Exhibit E are issued and outstanding, and said shares constitute all of the issued and outstanding shares of the Company.

4.2.3.

Infitrak is a corporation duly organized, validly existing and in good standing under the laws of Ontario, Canada. Infitrak is duly qualified to transact business as a foreign entity and is in good standing under the laws of each jurisdiction where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect on Infitrak.

4.2.4.

Infitrak’s authorized capital stock consists of unlimited number of each of the following classes of shares: Class A common; Class B common; Class C common; Class A special; Class B special; Class C special; and Class D special, each share without nominal or par value of which One Thousand Two Hundred (1,200) shares of Class A common stock of Infitrak are issued and outstanding, and said shares constitute all of the issued and outstanding shares of Infitrak.

4.2.5.

There are no existing options, calls, or commitments of any character whatsoever, or agreements to grant the same, relating to authorized or issued shares of the Company or of Infitrak, and neither the Company nor Infitrak has any outstanding securities convertible into or exercisable for any such shares or options, calls, or commitments of any such shares or any options, calls, or commitments of any character whatsoever with respect to the issuance or sale of any such convertible securities.

4.2.6.

Except for the Company’s ownership interest in Infitrak, neither the Company nor Infitrak owns any capital stock of, or other equity interest in, any other corporation, entity or organization and Infitrak is the only Subsidiary of the Company.

4.2.7.

Except as set forth on Schedule 4.2.7 of the Disclosure Schedule, since July 31, 2014, neither the Company nor Infitrak has directly or indirectly, declared or paid any dividends or declared or made any other distribution on any of its shares of any class and has not, directly or indirectly, redeemed, purchased or otherwise acquired any of its outstanding shares of any class or agreed to do so. Before Closing, the Stockholders will cause a re-organization of the Company. A comprehensive description of this re-organization is contained in Schedule 4.2.7 of the Disclosure Schedule. There are no terms to such re-organization that are not described therein which will have an adverse effect on the Company or Infitrak.

4.2.8.

Mesa has been provided with true, correct and complete copies of (a) the Articles of Incorporation of the Company and of Infitrak as amended and in effect on the date hereof, (b) the Bylaws of the Company and of Infitrak, as amended and in effect on the date hereof, and (c) the minute books of the Company and of Infitrak (containing all corporate proceedings from the date of incorporation) (collectively, the “Corporate Records”). The Corporate Records of the Company and of Infitrak are complete and accurate and all corporate proceedings and actions reflected therein have been conducted or taken in compliance with all applicable Laws and with the articles and by‐laws of the Company and Infitrak, respectively, and without limiting the generality of the foregoing, (i) the minute books contain complete and accurate minutes of all meetings of the directors and shareholders of the Company and of Infitrak held since their respective dates of incorporation, and all such meetings were duly called and held; (ii) the minute books contain all written resolutions passed by the directors and shareholders of the Company and of Infitrak and all such resolutions were duly passed; (iii) the share certificate books, registers of shareholders and registers of securities transfers of the Company and of Infitrak are complete and accurate, and all transfers of securities have been duly completed and approved and any exigible tax payable by the Company or Infitrak in connection with the transfer of any securities of the Company and of Infitrak has been duly paid; and (iv) the registers of directors and officers are complete and accurate and all former and present directors and officers of the Company and of Infitrak were duly elected or appointed as the case may be.

4.3.            No Violation or Conflict. The execution nor delivery of, nor performance under this Agreement or any other document or agreement executed hereunder by the Stockholders, nor the completion of the transactions contemplated hereby will not (with or without the giving of notice or lapse of time, or both):

4.3.1.

contravene or violate or result in a breach or a default under or give rise to a right of termination, amendment or cancellation or the acceleration of any obligations of the Stockholders, the Company or Infitrak under:

4.3.1.1.     any applicable Laws;

4.3.1.2.     any judgment, order, writ, injunction or decree of any Governmental Authority having jurisdiction over the Stockholders, the Company or Infitrak;

4.3.1.3.     the articles, by‐laws or any resolutions of the board of directors or shareholders of the Company or Infitrak;

4.3.1.4.     any license, permit, approval, consent, certificate, registration or authorization (including, without limitation, those made or issued by a Governmental Authority) (collectively, “Permits”) in respect of a contract, or otherwise held by the Stockholders, the Company or Infitrak or necessary to the ownership of the Stock or the operation of the Company’s or Infitrak’s business;

4.3.1.5.     the provisions of any contract to which the Stockholders, the Company or Infitrak is a party or by which any of them is, or any of their properties or assets are, bound; or

4.3.2.	result in the creation or imposition of any lien, or encumbrance upon (i) the Stock, or (ii) any property or assets of the Company or Infitrak.

4.4.            Permits. The Company and Infitrak have each conducted their respective businesses in compliance with all Permits they respectively hold, and they each hold all Permits necessary for the lawful operation of their respective businesses, pursuant to applicable Laws. All of the Permits held by the Company and Infitrak are listed on Schedule 4.4 of the Disclosure Schedule, and true and complete copy of each Permit has been provided to Mesa. All such Permits are valid and subsisting, are in good standing with no violations in respect thereof as of the date of this Agreement (except for any violations which would not have a Material Adverse Effect on the Company or Infitrak), and are renewable by their terms, or in the Ordinary Course of Business of the Company and Infitrak without the need for the Company or Infitrak to comply with any special qualification or procedures or to pay any amounts other than routine filing fees.

4.5.            Real Property. Neither the Company nor Infitrak own, in whole or in part, any real property. Schedule 4.5 of the Disclosure Schedule sets forth a complete and accurate list of all real property leased by the Company and/or Infitrak (the “Leased Real Property”).

4.5.1.

The Leased Real Property identified on Schedule 4.5 of the Disclosure Schedule comprises all of the real property leased, occupied or used by the Company or by Infitrak. Except as set forth on Schedule 4.5.1 of the Disclosure Schedule, neither the Company nor Infitrak is a party to or bound by any contract, agreement, instrument, lease, sublease, or any other obligation to purchase or lease any real property, or any interest therein. Complete and correct copies of all leases with respect to the Leased Real Property (the “Leases”) have been provided to Mesa, and said Leases are in full force and effect, unamended.

4.5.2.

The respective lessee under each Lease is exclusively entitled to all rights and benefits as lessee under such Lease, and neither lessee has sublet, assigned, licensed or otherwise conveyed any rights in any of the Leased Real Property or in any of the Leases to any other Person.

4.5.3.

All rental and other payments and other obligations required to be paid and performed by each lessee pursuant to each of the Leases have been duly paid and performed. Neither the Company, nor Infitrak, is in default of any of its obligations under any of the Leases. To the Knowledge of the Stockholders, none of the landlords or other parties to the Leases are in default of any of their obligations under any of the Leases. No waiver, indulgence or postponement of the Lessee's obligations under any of the Leases has been granted by the landlord thereunder. There exists no event of default under any Lease or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default by the Company or Infitrak under any Lease. None of the terms and conditions of any of the Leases will be affected by, nor will any of the Leases be in default as a result of, the completion of the transactions contemplated by this Agreement, and all consents of landlords or other parties to the Leases required in order to complete the transactions have been obtained, or will have been obtained by the Closing Date, and are, or once obtained will be, in full force and effect.

4.5.4.

To the Knowledge of the Stockholders, the Leased Real Property, and all buildings, structures, facilities, fixtures and other improvements thereon (collectively, the “Improvements”) are in good working condition and repair (normal wear, tear and maintenance excepted) and are suitable for the operation of the Company’s and Infitrak’s respective business as currently conducted.

4.5.5.

Neither the Company nor Infitrak has received notice of any condemnation, expropriation, eminent domain, zoning or other land use proceeding relating to any portion of the Leased Real Property that would adversely affect the current use or occupancy thereof or the Company’s or Infitrak’s interest therein.

4.5.6.

Improvements are being made to Leased Real Property in connection with the build out of a new packaging facility. Said Improvements are being made and shall be completed in material compliance with all applicable Laws, Permits and orders and restrictions of any Governmental Authority, including those relating to zoning, land use, safety, health, access and easements, and with all insurance requirements affecting the Leased Real Property and the Improvements (collectively, the “Real Property Laws”). To the Knowledge of the Stockholders, the all other Improvements and the Leased Real Property are in material compliance with all Real Property Laws. Neither the Company nor Infitrak has received any notice of violation of any Real Property Law.

4.6.            Personal and Other Property.

4.6.1.

Except for any leased property and assets set forth in Schedule 4.6.1 of the Disclosure Schedules, all property and assets of the Company and Infitrak (other than the Leased Real Property) are owned respectively by the Company and Infitrak, beneficially and of record, and respectively each has good and marketable title thereto, free and clear of all liens and encumbrances.

4.6.2.	With the exception of Inventory (defined below) in transit, all the tangible assets of the Company and Infitrak are situate at the locations set out in Schedule 4.6.2 of the Disclosure Schedule.

4.6.3.

All material tangible personal property used by the Company and/or Infitrak in connection with its respective business or any part thereof is in good operating condition, repair, and property working order, having regard to the use and age thereof, reasonable wear and tear excepted.

4.7.            Inventory.

4.7.1.

All of the inventory of the Company and Infitrak (including raw materials, supplies, manufactured and processed parts, work-in-process, finished goods and packaging materials) (the “Inventory”) are accurately reflected in the Financial Statements, and consists of Inventory of a quality, quantity and mix usable and, with respect to finished goods, salable in the Ordinary Course of Business, subject to any reserve or deduction for slow-moving, old or obsolete items.

4.7.2.

Neither the Company nor Infitrak is in possession of any raw materials, supplies, manufactured and processed parts, work-in-process, finished goods or packaging materials which are not owned by it, or the value of which has not been entered on its books of account. Except as set forth on Schedule 4.7.2 of the Disclosure Schedule, all of the Inventory is located at the Leased Real Property.

4.7.3.

The Inventory of the Company and of Infitrak have been maintained at such levels as are required for the operation of their respective businesses as previously conducted and as proposed to be conducted, and such Inventory levels are reasonably adequate therefor without being excessive. All inventories are valued at their original invoice cost amount in a manner consistent with past practice used in the preparation of the Financial Statements. The reserve for obsolescence with respect to inventories is adequate and calculated consistent with past practice.

4.8.            Contracts.

4.8.1.

The agreements, understandings, indentures, contracts, leases, deeds of trust, licenses, options, instruments and other commitments, whether written or oral (collectively, “Contracts”) set forth on Schedule 4.8.1 of the Disclosure Schedule, constitute all the material Contracts (the “Material Contracts”) of the Company and of Infitrak. Without limiting the generality of the foregoing, and except as set forth on Schedule 4.8.1 of the Disclosure Schedule, neither the Company nor Infitrak is a party to or bound by any:

4.8.1.1.     Contract (or group of related Contracts) for the lease of personal property to or from any Person providing for lease payments or other expenditures in excess of Ten Thousand Dollars ($10,000 CDN) per annum or involving performance over a period of more than one (1) year following the Closing Date;

4.8.1.2.     Contract (or group of related Contracts), purchase order or sales order, with any customer, vendor or other Person for the purchase or sale of raw materials, commodities, supplies, products, inventory or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one (1) year following the Closing Date or involve payment or other consideration in excess of Fifty Thousand Dollars ($50,000 CDN);

4.8.1.3.     Contract concerning a partnership, joint venture or other agreement that involves the sharing of revenue, profits, losses, costs or Liabilities of the Company or Infitrak with any other Person;

4.8.1.4.     Contract, promissory note, Guaranty or other commitment or for borrowing of money, or any pledge or security arrangement, including any agreement under which the Company or Infitrak has advanced or loaned money, or has agreed to advance or loan money, to any other Person or under which the Company or Infitrak has imposed a lien on any of its assets, tangible or intangible;

4.8.1.5.     Contract limiting or restricting the ability of the Company or Infitrak, or any of their officers, directors or employees, to engage in the conduct of its business or to enter into or engage in any territory or market with respect to the conduct of its business, including any confidentiality, non-solicitation or non-competition obligations of the Company or Infitrak;

4.8.1.6.     Related Party Agreement;

4.8.1.7.     profit sharing, stock option, stock purchase, stock appreciation, deferred or incentive compensation, severance, or other material employee benefit plan or arrangement for the benefit of any of the Company’s or Infitrak’s current or former directors, officers, and employees;

4.8.1.8.     collective bargaining agreement or other similar labor agreement;

4.8.1.9.     employment, consulting, termination, retention, change in control, severance, compensation or bonus Contract with any current or, to the extent the Company or Infitrak has ongoing obligations under any such Contract, with any former employee, officer, director, stockholder or consultant of the Company or Infitrak;

4.8.1.10.     Contract for sale of any of the Company’s or Infitrak’s assets, other than sales of Inventory to customers in the Ordinary Course of Business;

4.8.1.11.     settlement, conciliation or similar agreement with any Governmental Authority or any other Person entered into during the three (3) year period prior to the date hereof or that will involve payment or performance after the date hereof;

4.8.1.12.     Contract that requires the payment of specified liquidated damages, that are expressly provided for by the terms of such Contract: (i) in the event of any failure to perform or late performance of such agreement by the Company or Infitrak, or (ii) in order for the Company or Infitrak to terminate such Contract prior to the expiration thereof in accordance with its terms;

4.8.1.13.     Contract (i) governing the distribution, sale, advertising, agency or sales representative or other similar agreement for the sale or distribution of any product, part or service by the Company or Infitrak, (ii) minimum requirement agreements, “take or pay” agreements or other similar agreement or (iii) agreement with a “change of control” or other similar provision that requires the consent of the other party thereto, or would accelerate or otherwise alter the terms of such agreement, as a result of the consummation of the transactions contemplated by this Agreement; or

4.8.1.14.     Contract entered into by the Company or Infitrak other than in their Ordinary Course of Business, including any commitment to make any capital expenditure except in the Ordinary Course of Business.

4.8.2.

The Company and Infitrak have delivered to Mesa a correct and complete copy of each written Material Contract listed on Schedule 4.8.1 of the Disclosure Schedule, including all amendments thereto. With respect to each such Material Contract, except as set forth on Schedule 4.8.2 of the Disclosure Schedule: (A) each is in full force and effect, is enforceable in accordance with its terms and constitutes a legal, valid and binding obligation of the Company and Infitrak, respectively; (B) neither the Company nor Infitrak, nor, to the Knowledge of the Stockholders, any other party to a Material Contract is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under such agreement; (C) no party has repudiated any material provision of any Material contract; (D) except as set forth on Schedule 4.8.2 of the Disclosure Schedule, the completion or performance of each Material Contract for the sale of goods or services either by the Company or by Infitrak will not result in profit margins to the Company or Infitrak which are less than those generally maintained, consistent with past practices; and (E), it will not result in a Material Adverse Effect to the Company or to Infitrak. Neither the Company, Infitrak nor the Stockholders has received any notice of or has any Knowledge of any breach or default by any other party to a Material Contract.

4.8.3.

Except as set forth on Schedule 4.8.3 of the Disclosure Schedule, there is no requirement under any Material Contract relating to the Company’s or Infitrak’s business or to which the Stockholders, the Company or Infitrak is a party or by which any of them are bound to make any filing with, give any notice to, or to obtain the consent of any party to such Contract relating to the transactions contemplated hereby.

4.9.            Customers and Suppliers. Schedule 4.9 of the Disclosure Schedule sets out the major customers and suppliers of Infitrak (being those customers and suppliers which are the ten (10) largest of each of the customers and suppliers, of Infitrak, based on dollar sales of or to Infitrak, for the twelve (12) month period ending May 31, 2015. There has been no termination or cancellation of, and no modification or change in Infitrak’s business relationship with any major customer, supplier or group of major customers or suppliers since the date of the last interim Financial Statement, except for any termination, cancellation, modification or change which does not have a Material Adverse Effect on the Company or Infitrak. To the Knowledge of the Stockholders, the benefits of all relationships with the major customers or suppliers of Infitrak or the Subsidiaries will continue after the Closing Date in substantially the same manner as prior to the date of this Agreement.

4.10.          Bank Accounts. Schedule 4.10 of the Disclosure Schedule is a correct and complete list showing (i) the name of each bank, trust company or similar institution in which the Company or Infitrak has an account or safe deposit box, the number or designation of each such account and safe deposit box and the names of all Persons authorized to draw thereon or to have access thereto; and (ii) the names of any Persons holding powers of attorney from the Company or Infitrak and a summary of the terms thereof.

4.11.          Accounts Receivable. The accounts receivable shown on the Financial Statements, and all accounts receivable of the Company and Infitrak arising since the date of the Financial Statements arose from bona fide transactions in the Company’s and Infitrak’s Ordinary Course of Business. Except as set forth on Schedule 4.11 of the Disclosure Schedule, all of the accounts receivable, promissory notes and other notes receivable, deferred charges, chattel paper and other rights of the Company and Infitrak to receive payments included as current assets in the Working Capital Statements are, as of the Closing Date, valid, enforceable and fully collectible accounts (subject to a reasonable allowance, consistent with past practice, for doubtful accounts as reflected in the Financial Statements in accordance with ASPE, or as previously disclosed in writing to Mesa). No account debtor of the Company or Infitrak has proposed nor has the Company or Infitrak granted or extended any discount or reduction with respect to any accounts receivable, aside from such discounts or reductions granted in the Ordinary Course of Business. To the Knowledge of the Stockholders, none of the accounts receivable are subject to any defense, set off or counterclaim.

4.12.          Insurance.

4.12.1.

     Schedule 4.12.1 of the Disclosure Schedule sets forth a complete and correct list of the insurance policies held by the Company and Infitrak (including policies providing property, casualty, liability coverage and bond and surety arrangements) and the following information with respect to each such policy: (A) the name and complete contact information (including, business address, telephone number, email address) of any agent through whom the policy was acquired; (B) the name, and complete contact information of the insurer; (C) the name of the policyholder, the policy number, the period of coverage, amount of premiums, deductible limits and coverage limits; and (D) any claims made under each such policy.

4.12.2.

     The Company and Infitrak maintain such policies of insurance, issued by responsible insurers, as are appropriate given respect to their operations, property and assets, and are held in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets. No notice is required to be given to any third party under any insurance policy held by the Company or Infitrak due to a change of the voting control of the Company or Infitrak.

4.12.3.

     With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) all premiums are currently paid up to date; (C) there is no default by the Company or Infitrak with respect to such policy and there has been no failure to give any notice or present any claim under any such policy as required by the terms of such policy; (D) no party to the policy has repudiated any material provision thereof; and (E) there is no notice of non-renewal or cancellation with respect to, or disallowance of any claim under, any such policy that has been received by the Company or the Stockholders.

4.12.4.

     The Company and Infitrak have delivered to Mesa a true copy of each insurance policy referred to in Schedule 4.12.1 of the Disclosure Schedule, including all amendments thereto; and has delivered true and complete copies of the most recent inspection reports, if any, received from insurance underwriters or others as to the condition of the property and assets of the Company and Infitrak.

4.13.          Litigation. Except as set forth in Schedule 4.13 of the Disclosure Schedule,

4.13.1.	there is no Litigation pending or, to the Knowledge of the Stockholders, threatened:

4.13.1.1.     by or against the Company or Infitrak or that otherwise relates to or could affect the business of, or any assets owned or used by, the Company or Infitrak;

4.13.1.2.     by or against any Stockholder that relates to the Stock; or

4.13.1.3.     that challenges, or that could have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with, any transaction contemplated hereby;

4.13.2.	no event has occurred or circumstance exists that could give rise to or serve as a basis for the commencement of any such Litigation;

4.13.3.

the Company and Infitrak have delivered to Mesa copies of all pleadings, correspondence, and other documents relating to each pending or threatened Litigation listed in Schedule 4.13 of the Disclosure Schedule; and

4.13.4.

none of the pending or threatened Litigation listed in Schedule 4.13 of the Disclosure Schedule, individually or in the aggregate, will or could reasonably be expected to have a Material Adverse Effect to the Company or Infitrak.

4.14.          Product Warranty. All of the products manufactured, sold, leased and delivered by the Company and Infitrak have conformed in all material respects with all applicable contractual commitments and all Company and Infitrak express written warranties. Neither the Company nor Infitrak has any outstanding Liability for the replacement or repair thereof, or for any other damages in connection therewith, except to the extent reflected in the Financial Statements or incurred in the Ordinary Course of Business and having no Material Adverse Effect upon the Company or Infitrak. All of the products manufactured, sold, leased and delivered by the Company and Infitrak are subject to the Company’s and Infitrak’s usual product warranties, a correct and complete copy of which is attached to Schedule 4.14 of the Disclosure Schedule. The Company and Infitrak have provided to Mesa all of the material terms and conditions of sale for products manufactured by the Company and Infitrak (containing applicable guaranty, warranty, and indemnity provisions). Except as set forth on Schedule 4.14 of the Disclosure Schedule, there are no other warranties, commitments or obligations with respect to the return, repair or replacement of products manufactured, sold, leased or delivered by the Company or Infitrak. Except as set forth in Schedule 4.14 of the Disclosure Schedule, none of the products sold by the Company or Infitrak have been the subject of any replacement, field fix, retrofit, or modification pursuant to a mass recall by the Company or Infitrak and no such mass recall is currently being conducted or contemplated by the Company or Infitrak, nor is the same required to be conducted by any Governmental Authority.

4.15.          Employees.

4.15.1.

     Schedule 4.15.1 of the Disclosure Schedule sets forth a complete list of the employees of the Company and Infitrak, together with their titles, service dates and material terms of employment, including current wages, salaries or hourly rate of pay, benefits, vacation entitlement, commissions and bonus (whether monetary or otherwise) or other material compensation paid since the beginning of the most recently completed fiscal year or payable to each such employee, the date upon which each such term of employment became effective if it became effective in the twelve (12) month period prior to the date of this Agreement and the date upon which each such employee was first hired by the Company or Infitrak, as applicable. No employee of the Company or of Infitrak is currently absent from work and has been absent continuously for more than one (1) month due to short-term or long-term disability leave, parental leave, extended absence or receiving benefits pursuant to applicable workers’ compensation legislation or receiving any special accommodation due to a disability or otherwise.

4.15.2.

     There are no Employment Contracts which are not terminable on the giving of reasonable notice in accordance with applicable Law. Other than listed in Schedule 4.15.2 of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not entitle any employee, officer or director of the Company or of Infitrak to any change in control payments, bonus payments, severance payments, retirement allowance or benefit or any other type of payment due to any agreement between the Company or Infitrak on the one hand, and any such employee, officer or director of the Company or Infitrak on the other.

4.15.3.	To the Knowledge of the Stockholders, no member of senior management employed by Company or Infitrak has any plans to terminate his or her employment.

4.15.4.

     Neither the Company or Infitrak is a party to, nor bound by, nor do they have any liability or contingent liability with respect to any employment policies or plans, whether written or unwritten, funded or unfunded, or formal or informal.

4.15.5.

     The Company and Infitrak are in compliance with and there are no claims or procedures against the Company or Infitrak pursuant to any Laws relating to current or former employees, including employment standards, human rights, labour relations, occupational health and safety laws, worker’s compensation, pay equity or termination or severance or employment equity, except for any non-compliance that does not have a Material Adverse Effect on the Company or Infitrak. Except as disclosed in Schedule 4.15.5 of the Disclosure Schedule, nothing has occurred which might lead to a claim against the Company or Infitrak under any such employment-related Laws, there are no pending nor, to the Knowledge of the Stockholders, threatened claims against the Company or Infitrak under any such employment-related Laws and there are no outstanding decisions, orders or settlements or pending settlements which place any obligation upon the Company or Infitrak to do or refrain from doing any act.

4.15.6.

     All current assessments under applicable workers compensation legislation in relation to the Company or Infitrak and all of their contractors and subcontractors have been paid or accrued and neither the Company or Infitrak has been and is not subject to any additional or penalty assessment under such legislation which has not been paid or has been given notice of any audit. Moreover, the Company or Infitrak’s claims experience is such that there are no pending nor, to the Knowledge of the Stockholders, potential penalty assessments, experience rating changes or claims which could materially adversely affect the Company or Infitrak’s premium payments or claims experience or result in any additional payments in connection with the Company or Infitrak.

4.15.7.

     The Stockholders have delivered to Mesa all inspection reports or written equivalents, in its possession, made under any occupational health and safety law or Law relating to workers’ compensation which relate to the Company or Infitrak. There are no outstanding inspection orders or written equivalent made under any occupational health and safety law which relate to the Company or Infitrak. There have been no fatal or critical accidents as of the Closing Date which might lead to claims against either the Company or Infitrak under occupational health and safety laws. The Company and Infitrak have complied in all respects with any Environmental Orders issued under occupational health and safety laws. There are no appeals of any Environmental Orders under occupational health and safety laws against either the Company or Infitrak which are currently outstanding.

4.15.8.

     Neither the Company nor Infitrak is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither the Company nor Infitrak is subject to any charge, demand petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union or labor organization, nor is there any pending or, to the Knowledge of the Stockholders, threatened labor strike, dispute, walkout, work stoppage, slow down or lockout involving the Company or Infitrak.

4.16.          Employee Plans. Schedule 4.16 of the Disclosure Schedule lists each Employee Plan that the Company and Infitrak respectively maintains, or with respect to which the Company or Infitrak has any Liability, and a true and complete copy of each Employee Plan has been furnished to Mesa. If applicable, each such Employee Plan has been maintained by the Company and Infitrak in compliance with its terms and with the requirements prescribed by any and all Laws that are applicable to such Employee Plan. Except as described in Schedule 14.16 of the Disclosure Schedule:

4.16.1.

     All contributions to and payments from each Employee Plan that may have been required to be made in accordance with the terms of any such Employee Plan, or with the recommendation of the actuary for such Employee Plan, and, where applicable, with the laws that govern such Employee Plan, have been made in a timely manner;

4.16.2.

     all material reports, returns and similar documents (including applications for approval of contributions) with respect to any Employee Plan required to be filed with any Governmental Authority or distributed to any Employee Plan participant have been duly filed on a timely basis or distributed;

4.16.3.

     there are no pending investigations by any Governmental Authority involving or relating to an Employee Plan, threatened or pending claims (except for claims for benefits payable in the normal operation of the Employee Plans), suits or proceedings against the Company or Infitrak or any subsidiary in respect of any Employee Plan or assertions of any rights or claims to benefits under any Employee Plan that could give rise to a liability nor are there any facts that could give rise to any Liability in the event of such investigation, claim, suit or proceeding;

4.16.4.

     no notice has been received by the Company or Infitrak of any complaints or other proceedings of any kind involving the Company or Infitrak or any of the employees of the Company or Infitrak before any pension board or committee relating to any Employee Plan or to the Company or Infitrak; and

4.16.5.

     if applicable, the assets of each Employee Plan are at least equal to the liabilities of such Employee Plans based on the actuarial assumptions utilized in the most recent valuation performed by the actuary for such Employee Plan, and neither Mesa nor any of its Affiliates (other than the Company and Infitrak) will incur any Liability with respect to any Employee Plan as a result of the transactions contemplated hereby.

4.16.6.

     Except as disclosed on Schedule 4.21.6 of the Disclosure Schedule, all accruals for unpaid vacation pay, premiums for employment insurance, health premiums, Canada Pension Plan premiums, accrued wages, salaries and commissions and employee benefit plan payments have been reflected in the Financial Statements.

4.17.          Consents of Governmental Authorities and Others. No consent, approval or authorization of, or registration, qualification or filing with any Governmental Authority, or any other Person, is required to be obtained or made by the Company or Infitrak in connection with the execution, delivery or performance of this Agreement by the Company or the consummation by it of the transactions contemplated hereby.

4.18.          Brokers. Neither the Company nor Infitrak has engaged any broker, finder, or other agent in connection with the transactions contemplated hereby, and neither has incurred and will not incur, directly or indirectly, any broker’s, finder’s, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement.

4.19.          Compliance. Each of the Company and Infitrak is in compliance with all Laws applicable to the Company and Infitrak, respectively, their assets and properties, and the operation of their respective businesses, except where such noncompliance would not have a Material Adverse Effect on the Company or Infitrak. Neither the Company nor Infitrak has received any notice of any judicial, governmental or administrative inquiry, investigation, order, judgment or decree, and to the Knowledge of the Stockholders, neither the Company nor Infitrak is the subject of any such inquiry, investigation, order, judgment or decree.

4.20.          Conduct of Business. Since March 25, 2015, the Company and Infitrak has each conducted its business and affairs in the Ordinary Course of Business, and there has not occurred any Material Adverse Effect on the Company or Infitrak, nor has any other event or condition occurred which could reasonably be expected to have a Material Adverse Effect on the Company or Infitrak. Except as disclosed on Schedule 4.20 or Schedule 4.2.7 of the Disclosure Schedule hereto, since March 25, 2015 neither the Company nor Infitrak has (a) amended its Articles of Incorporation or Bylaws; (b) issued, sold or authorized for issuance or sale, shares of any class of its securities (including, but not limited to, by way of stock split or dividend) or any subscriptions, options, warrants, rights or convertible securities or entered into any agreements or commitments of any character obligating it to issue or sell any such securities; (c) redeemed, purchased or otherwise acquired, directly or indirectly, any shares of its capital stock or any option, warrant or other right to purchase or acquire any such capital stock; (d) suffered any damage, destruction or loss, whether or not covered by insurance, which has had or could reasonably be expected to have a Material Adverse Effect on any of its properties, assets, or business; (e) granted or made any mortgage or pledge or subjected itself or any of its properties or assets to any lien, charge or encumbrance of any kind; (f) made or committed to make any capital expenditures in excess of $10,000; (g) become subject to any Guaranty; (h) been named as a party in any Litigation, or become the focus of any investigation by any government or regulatory agency or authority; or (i) declared or paid any dividend or other distribution with respect to its capital stock.

4.21.          Tax Matters.

4.21.1.

     The Company and Infitrak each has properly prepared and timely filed all Tax Returns required to be filed by the Company and Infitrak relating to any and all Taxes concerning or attributable to it or its operations or otherwise required under any tax Law for any period ending on or before the Closing Date, and each such Tax Return is true, correct and complete in all material respects, and have been completed in accordance with applicable tax Laws.

4.21.2.

     All Taxes (whether or not shown on any Tax Return) payable by the Company or Infitrak, for periods ending on or prior to the Closing Date including all instalments on account of Taxes for the current year, that are due and payable by them whether or not assessed by the appropriate Governmental Authority, have been fully and timely paid. The cash reserves or accruals for Taxes provided in the books and records of the Company and of Infitrak with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing have been established utilizing consistently applied accounting methods and are, or prior to the Closing Date will be, sufficient for all unpaid Taxes of the Company and Infitrak, for the taxation years ending prior to the Closing Date, including Taxes due on the Closing Date Tax Return.

4.21.3.

     As of the Closing Date neither the Company nor Infitrak has a permanent establishment, within the meaning of the Income Tax Act (Canada) (“ITA”), in any jurisdiction other than the Province of Ontario, Canada, and neither the Company nor Infitrak is required to file Tax Returns in any other jurisdiction.

4.21.4.

     Neither the Company nor Infitrak, nor any Person on behalf of or with respect to the Company or Infitrak has executed or filed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax which is presently effective. Except as disclosed on Schedule 4.21.4 of the Disclosure Schedule, no power of attorney on behalf of the Company or Infitrak with respect to any Tax matter is currently in force (excluding any subsisting authorizations previously granted by the Company or Infitrak to any accountants or legal counsel in connection with the transactions contemplated hereunder or otherwise). Except in connection with any filings or elections contemplated under Schedule 4.2.7 of the Disclosure Schedule relating to certain pre-Closing reorganization transactions completed by the Stockholders and the Company, neither the Company or Infitrak has made, prepared and/or filed any elections, designations or similar filings related to Taxes or entered into any agreement or other arrangement in respect of Taxes or Tax Returns that has effect for any period ending after the Closing Date;

4.21.5.

     Neither The Company nor Infitrak is a party to any Tax-sharing agreement or similar arrangement with any other Person (whether or not written), and neither the Company nor Infitrak has assumed any Tax obligations of, or with respect to any transaction relating to, any other Person, or agreed to indemnify any other Person with respect to any Tax.

4.21.6.

     Except as disclosed on Schedule 4.21.6 of the Disclosure Schedule, no Tax Return concerning or relating to the Company or Infitrak, or either of their operations has ever been audited by a government or taxing authority, nor is any such audit in process or pending, and the Company and Infitrak has, respectively, not been notified of any request for such an audit or other examination. No claim has been made by a taxing authority in a jurisdiction where Tax Returns concerning or relating to the Company or Infitrak, or either of their operations have not been filed, that it is or may be subject to taxation by that jurisdiction.

4.21.7.	Neither the Company nor Infitrak has ever been included in any consolidated, combined, or unitary Tax Return.

4.21.8.	Neither the Company nor Infitrak is a party to any joint venture, partnership or other arrangement or Contract that could be treated as a partnership for Tax purposes.

4.21.9.

     Each of the Company and Infitrak has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes, and has duly and timely withheld from employee salaries, wages and other compensation, and has paid over to the appropriate taxing authorities, all amounts required to be so withheld and paid over for all periods under all applicable Laws.

4.21.10.

     All expenses (to the extent claimed as deductible expenses for Tax purposes) incurred by the Company and Infitrak were expenses relating to the business of the Company or Infitrak, respectively, and were incurred in the Ordinary Course of Business of each of the Company and Infitrak.

4.21.11.

     Each of the Company and Infitrak has duly and timely collected all amounts on account of any sales or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by Law to be remitted by it.

4.21.12.

     Infitrak is duly registered under subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax and Infitrak’s registration number is: 85834 8444 RT0001.

4.21.13.

     To the Knowledge of the Stockholders, no steps are being taken by any taxing authority or any other Governmental Authority to assess any additional Taxes against the Company or Infitrak for any period for which Tax Returns have been filed and there are no actual or pending investigations of the Company or Infitrak relating to Taxes.

4.21.14.

     The Tax cost and undepreciated capital cost of the assets of the Company and of Infitrak by category, including the classification of such assets as being depreciable or amortizable as reflected in their respective Tax Returns and related work papers, is true and correct.

4.21.15.

     Mesa has been provided with correct and complete copies of all Tax Returns of the Company and Infitrak, together with any notices of assessment, examination reports or statements of deficiencies, an all correspondence related thereto, assessed against or agreed to by any of the Company and Infitrak, for the taxable periods ending July 31, 2012, 2013 and 2014.

4.22.          Environmental Matters.

4.22.1.	No Environmental Approvals are required with respect to the operations of the business of Infitrak and the Company.

4.22.2.

     The Company and Infitrak have been and are now in material compliance with all Environmental Laws. The Company and Infitrak have not received any notice of any alleged violation of such Environmental Laws.

4.22.3.

     Neither the Company nor Infitrak nor any of their respective operations or, to the Knowledge of the Stockholders, any of the real property used by the Company or Infitrak presently or in the past has been or is now the subject of any Environmental Order, nor do the Stockholders have any Knowledge of any investigation or evaluation commenced or threatened as to whether any such Environmental Order is necessary nor has any threat of any such Environmental Order been made. The Company and Infitrak have not received any notice of any Environmental Order or any notice of intention to issue an Environmental Order nor are there any circumstances which could reasonably be expected to result in the issuance of any such Environmental Order.

4.22.4.

     The Company and Infitrak are not currently being prosecuted and have never been prosecuted for or convicted of any offence under any Environmental Laws, nor have the Company or Infitrak been found liable in any proceeding or been required by any Environmental Order to pay any fine, penalty, damages, costs, expenses, amount or judgment to any Person as a result of any release or threatened release or as a result of the breach or contravention of any Environmental Laws, and to the Knowledge of the Stockholders there is no basis for any such proceeding or action. The Company and Infitrak have not received any claim, summons or charge or any notice of any violation or claim under or alleging any contravention of any Environmental Laws or any notice of any intention to issue any claim, summons, charge or notice of violation or contravention of any Environmental Laws.

4.22.5.

     No part of any real property used by the Company or Infitrak or any of the assets of the Company or Infitrak or any property used or occupied by or under the charge, management or control of the Company or Infitrak has ever been used by the Company or Infitrak as a landfill or for the disposal or deposit of Hazardous Substances. To the Knowledge of the Stockholders, no part of any real property used by the Company or Infitrak or any of the assets of the Company or Infitrak or any property used or occupied by or under the charge, management or control of the Company or Infitrak has ever been used by any other Person as a landfill or for the disposal or deposit of Hazardous Substances.

4.22.6.

     True and complete copies of all material environmental data and studies (including the results of any environmental audit assessment or environmental management system), to the extent the same exists, relating to the Company or Infitrak have been delivered to Mesa.

(a)

Except as disclosed in Schedule 4.22.6 of the Disclosure Schedule, to the Knowledge of the Stockholders, there are no Hazardous Substances present in, on, at or under any real property used by the Company or Infitrak or any other assets of the Company or Infitrak or any property currently or previously used or occupied by or under the charge, management or control of the Company or Infitrak (including underlying soils and substrata, vegetation, surface water and groundwater) at concentrations or in amounts which could reasonably be expected to result in or form the basis for the issuance of an Environmental Order or which exceed decommissioning or remediation standards under any applicable Environmental Laws or standards published or administered by the Governmental Authority responsible for establishing or applying such standards. No Hazardous Substances are used, stored or, to the Knowledge of the Stockholders, otherwise present in, on or at any real property used by the Company or Infitrak or any other assets of the Company or Infitrak.

(b)

The Stockholders have no Knowledge of any Hazardous Substance originating from any neighbouring or adjoining properties which has migrated onto, into or under or is migrating towards any of the real property used by the Company or Infitrak or any other assets of the Company or Infitrak.

(c)

The Stockholders have no Knowledge of any Hazardous Substance originating from any of the real property used by the Company or Infitrak or any other assets of the Company or Infitrak which has migrated onto, or is migrating towards any other property.

4.22.7.

     Neither the Company nor Infitrak have given or agreed to give, or are a party to or bound by, any financial assurance, guarantee, surety or indemnity in respect of Environmental Approvals, Environmental Orders or any other matter relating to the Environment.

4.23.          Financial Statements. Attached hereto as Exhibit B are the Company’s and Infitrak’s Financial Statements. The Financial Statements (a) have been prepared in accordance with the books of account and records of the Company and Infitrak, respectively; (b) fairly present, and are true, correct and complete statements in all material respects respectively of the Company’s and Infitrak’s financial condition and the results of their respective operations at the dates and for the periods specified in those statements; and (c) in the case only of Infitrak’s 2012, 2013 and 2014 fiscal year ends, have been prepared in accordance with ASPE.

4.24.          Absence of Undisclosed Liabilities. Other than as disclosed in the Financial Statements or in respect of any Liabilities incurred in the Ordinary Course of Business not having a Material Adverse Effect on the Company or Infitrak since July 31, 2014, neither the Company nor Infitrak have any Liabilities. Neither the Company nor Infitrak has any Knowledge of any circumstances, conditions, events or arrangements which may hereafter give rise to any Liabilities of the Company or of Infitrak, other than any Liabilities incurred in the Ordinary Course of Business not having a Material Adverse Effect on the Company or Infitrak since July 31, 2014.

4.25.          Records. All technical, business and financial records relating to the Company’s and Infitrak’s business and operations, including customer lists, operating data, files, financial books, correspondence, credit information, research materials, contract documents, title documents, leases, surveys, records of past sales, supplier lists, employee documents, inventory data, accounts receivable data, financial statements and any other similar records in any form whatsoever (including written, printed, electronic or computer printout form) have been duly maintained in accordance with all applicable Laws and contain full and accurate records of all material matters relating to the Company’s and Infitrak’s respective businesses. All such records, including the Corporate Records, are currently held at Infitrak’s head office address in Markham, Ontario or with its legal counsel in Markham, Ontario.

4.26.          Intellectual Property.

4.26.1.

     Schedule 4.26.1 of the Disclosure Schedule contains a complete and accurate list of all of the Intellectual Property owned by the Company and by Infitrak, including particulars of any registration thereof, details of all applications for registration in respect thereof and, where unregistered, the date of first use thereof. The Company and Infitrak each has respectively taken all necessary and desirable action, at all times, to maintain the validity and enforceability of its Intellectual Property rights.

4.26.2.

     With respect to each item of Intellectual Property owned by the Company or Infitrak, respectively, each solely owns and possesses all right, title, and interest in and to its respective Intellectual Property, free and clear of any security interest, license or other encumbrance.

4.26.3.

     With respect to each item of Intellectual Property whereby any rights in respect thereof have been granted or licensed to the Company or Infitrak, complete and correct copies of all related Material Contracts have been provided to Mesa.

4.26.4.

     Other than as disclosed in Schedule 4.26.4 or Schedule 4.8.1 of the Disclosure Schedule, neither the Company nor Infitrak has granted any license, agreement, or other permission to any third party with respect to any of its Intellectual Property, and has exclusive rights to use all of the Intellectual Property it owns, free and clear of all liens and encumbrances.

4.26.5.

     The Intellectual Property comprises all patents, trade‐marks, trade names, copyrights, industrial designs, business names, certification numbers, inventions, know‐how, service marks, formulae, processes, technology, trade‐secrets, computer systems and application software and other industrial or intellectual property necessary to conduct the respective businesses of the Company and Infitrak as it is conducted by them on the Closing Date.

4.26.6.

     Neither the Company nor Infitrak has used or enforced, or failed to use or enforce, any of the Intellectual Property in any manner which could limit its validity or result in its invalidity. Except as disclosed in Schedule 4.26.6 of the Disclosure Schedule, to the Knowledge of the Stockholders there has been no infringement or violation of the Company’s or Infitrak’s rights in and to the Intellectual Property or any trade secrets or confidential information, nor any claim of adverse ownership, invalidity or other opposition to or conflict with any of the Intellectual Property. To the Knowledge of the Stockholders, neither the Company nor Infitrak is or has engaged in any activity that violates or infringes any intellectual property rights of any other Person.

4.26.7.	No Litigation is pending or is threatened which challenges legality, validity, enforceability, use, or ownership of the Company’s or Infitrak’s Intellectual Property.

4.26.8.

     Neither of the Stockholders, the Company or Infitrak is an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) and none of the Stockholders, the Company or Infitrak has made an assignment in favour of their creditors or a proposal in bankruptcy to their creditors or any class thereof or, to their Knowledge, had any petition for a receiving order presented in respect of them. None of the Stockholders, the Company or Infitrak has initiated proceedings with respect to a compromise or arrangement with their creditors. No receiver has been appointed in respect of any of the Stockholders, the Company or Infitrak or any of their assets and no execution or distress has been levied upon any of their assets.

4.26.9.	Each of the Stockholders, the Company and Infitrak are not non-residents of Canada for the purposes of the ITA.

4.27.          Disclosure. No representation or warranty of the Stockholders contained in this Agreement, and no statement, report, or certificate furnished by or on behalf of the Stockholders, the Company, or of Infitrak, to Mesa pursuant hereto or in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading or omits to state a material fact necessary in order to provide Mesa with full and proper information as to the business, financial condition, assets, liabilities, or results of operation of the Company and Infitrak, and the value of the assets and properties or the ownership of the Company.

4.28     Jean Bedard represents and warrants that as of the date hereof, he is the controlling shareholder of 9324-5983 Quebec Inc. (“Bedard Corporation”). Jean Bedard covenants with Mesa that for so long as Bedard Corporation is owed money under this Agreement or the Earn-Out Agreement , he will cause it to perform all of its obligations under this Agreement or any other agreement with Mesa, its affiliates or subsidiaries and to which Bedard Corporation is a party and he will not permit a change in control of Bedard Corporation unless Mesa agrees in writing and in advance.

4.29      Karl Giamov represents and warrants that as of the date hereof, he is the controlling shareholder of 2471835 Ontario Inc. (“Giamov Corporation”). Karl Giamov covenants with Mesa that for so long as Giamov Corporation is owed money under this Agreement or the Earn-Out Agreement, he will cause it to perform all of its obligations under this Agreement or any other agreement with Mesa, its affiliates or subsidiaries and to which Giamov Corporation is a party and he will not permit a change in control of Giamov Corporation unless Mesa agrees in writing and in advance.

4.30     Ryan Sanders represents and warrants that as of the date hereof, he is the controlling shareholder of 2471836 Ontario Inc. (“Sanders Corporation”). Ryan Sanders covenants with Mesa that for so long as Sanders Corporation is owed money under this Agreement or the Earn-Out Agreement, he will cause it to perform all of its obligations under this Agreement or any other agreement with Mesa, its affiliates or subsidiaries and to which Sanders Corporation is a party and he will not permit a change in control of Sanders Corporation unless Mesa agrees in writing and in advance.

ARTICLE V

Additional Agreements

5.1.            Reliance on and Survival of the Representations and Warranties. The Parties hereto mutually agree that, notwithstanding any right of any Party or Parties to this Agreement to investigate the affairs of any other Party or Parties to this Agreement or the affairs of the Company or Infitrak, the Party or Parties having such right to investigate shall have the right to rely fully upon the representations and warranties of the other Party or Parties contained in this Agreement and on the accuracy of any document, certificate, schedule or other instrument given or delivered by such other Party or Parties pursuant to this Agreement. All representations and warranties in Articles III and IV of this Agreement or contained in any document, certificate, schedule or other instrument given or delivered pursuant to this Agreement shall survive the Closing and remain in effect for the benefit of the respective Party for the periods set forth below:

5.1.1.

except as provided in subsections 5.1.2, 5.1.3 and 5.1.4 below, the representations and warranties set forth in Articles III and IV of this Agreement shall survive the Closing and remain in effect for the benefit of the respective Party for a period of two (2) years;

5.1.2.

the representations and warranties set out in Section 4.21 (Tax Matters) shall continue in full force and effect survive the Closing and remain in effect for the benefit of Mesa until the date immediately following the expiration of all periods allowed for objecting to or appealing from the final determination of any proceedings relating to any assessment, reassessment or additional assessment of the Company or Infitrak by any Governmental Authority in respect of any taxation period ending on or prior to the Closing Date. For these purposes, a final determination shall mean: (i) the expiry of the time to appeal from or object to the relevant assessment, reassessment or additional assessment by Canada Revenue Agency or other taxing authority if no appeal is taken or no objection is made; (ii) the entering into of any agreement by the Company or Infitrak and such a taxing authority in full and final settlement of a dispute regarding such assessment, reassessment, additional assessment or proposed assessment, reassessment or additional assessment; or (iii) the decision by a court or tribunal of competent jurisdiction regarding the relevant assessment, reassessment or additional assessment from which no appeal may be taken or the period during which an appeal may be taken has expired and no appeal has been taken; and

5.1.3.

the representations and warranties set forth in Section 4.1 (Ownership; Authorization; Enforceability) shall survive the Closing and remain in effect for the benefit of Mesa without limitation as to time and the representations and warranties set forth in Section 3.2 (Authorization; Enforceability) shall survive the Closing and remain in effect for the benefit of the Stockholders without limitation as to time.

5.1.4.	In case of any fraud or willful misconduct by any Party, there shall be no time limit for a claim.

5.2.            Investigation. The representations, warranties, covenants and agreements set forth in this Agreement shall not be affected or diminished in any way by any investigation (or failure to investigate) at any time by or on behalf of the Party for whose benefit such representations, warranties, covenants and agreements were made. All statements contained herein or in any schedule, certificate, exhibit, list or other document required to be delivered pursuant hereto, shall be deemed to be representations and warranties for purposes of this Agreement; provided, that any knowledge or materiality qualifications contained herein shall be applicable to such other documents.

5.3.            Mesa’s Indemnification. Mesa agrees to defend (except as otherwise provided in Section 5.5.3), indemnify and hold harmless the Stockholders from and against any loss, claim, liability, cost, expense or other damages (including reasonable attorneys’ fees) suffered or incurred by any Stockholder (each a “Vendor Loss”) which is caused by or arises out of: (a) any breach or default in the performance by Mesa of any covenant or agreement made by Mesa hereunder this Agreement and any other agreement ancillary hereto (except for any employment contract which may be entered into between a Stockholder and either the Company or Infitrak); (b) any breach of any representation or warranty made by Mesa in this Agreement; and (c) any and all Litigation incident to any of the foregoing. Except for any Vendor Loss arising from the failure by Mesa to pay all or any part of the Purchase Price, the Stockholders would not be permitted to seek indemnification under this Section 5.3 until the aggregate of their claims exceeds Ten Thousand Dollars ($10,000 CDN) (with no minimum amount for each claim) and when such aggregate exceeds that threshold, the Stockholders shall be entitled to claim indemnification based on the first dollar of such Vendor Loss.

5.4.            Stockholders’ Indemnification. The Stockholders agree, jointly and severally, to defend (except as otherwise provided in Section 5.5.3), indemnify and hold Mesa, and each of its current and former Affiliates directors, officers, employees, and agents harmless from and against any loss, claim, liability, cost, expense or other damages (including reasonable attorneys’ fees) suffered or incurred by Mesa (each a “Mesa Loss”) which is caused by or arises out of: (a) any breach or default in the performance by any of the Stockholders of any covenant, term, provision or condition contained in this Agreement and any other agreement ancillary thereto (except for any employment contract which may be entered into between a Stockholder and either the Company or Infitrak); (b) any breach of any representation or warranty or covenant made by any of the Stockholders hereunder this Agreement; (c) the re-organisation before Closing by the Stockholders of the Company and Infitrak and their interests in those companies; and (d) any and all Litigation incident to any of the foregoing. Mesa would not be permitted to seek indemnification under this Section 5.4 until the aggregate of its claims exceeds Ten Thousand Dollars ($10,000 CDN) (with no minimum amount for each claim) and when such aggregate exceeds that threshold, Mesa shall be entitled to claim indemnification based on the first dollar of such Mesa Loss. The indemnification obligations of the Stockholders under Section 5.4(b) above shall not, under any circumstances exceed (1) in the case of the Stockholders collectively, the total Purchase Price actually paid to them hereunder and (2) in the case of each individual Stockholder together with the corporate Stockholder controlled by him, the total Purchase Price actually paid to them hereunder. Notwithstanding anything to the contrary herein, Mesa may not assert any claim under this Article V for any Mesa Loss (including with respect of any Taxes) in the event, and only to the extent, Mesa has already received any complete or partial recovery for such Mesa Loss as a result of any adjustment to the Purchase Price and/or to the extent Mesa has received economic or other credit in any manner for such Mesa Loss (including with respect of any Taxes) in connection with the settlement of the Final Working Capital Adjustment Amount.

5.5.            Indemnity Procedure. A Party or Parties hereto liable to indemnify against any matter pursuant to this Agreement is referred to herein as the “Indemnifying Party” and the other Party or Parties claiming indemnity is referred to as the “Indemnified Party”.

5.5.1.

Time Limitation. There shall be no right to indemnification under this Agreement for any losses or claims arising out of or related to any breach of or any inaccuracy in any representation or warranty of a Party to this Agreement, with respect to which a claim for indemnification is made following the expiration of the applicable survival periods of such representation or warranty as set forth in Section 5.1 of this Agreement.

5.5.2.

Notice of Claim to be Indemnified An Indemnified Party under this Agreement shall give written notice to the Indemnifying Party of any liability which might give rise to a claim for indemnity under this Agreement within thirty (30) calendar days of first Knowledge of such claim; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are materially prejudiced by such failure. Such notice shall specify whether the claim arises as a result of a claim by a Person other than a Party against the Indemnified Party (a “Third Party Claim”) or whether the claim is made directly by the Indemnified Party (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available):

1.     the factual basis for the claim; and;

2.     the amount of the claim, if known.

If, through the sole fault of the Indemnified Party, the Indemnifying Party does not receive notice of any claim in time to effectively contest the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off, as against the amount claimed by the Indemnified Party, the amount of any losses incurred by the Indemnifying Party resulting from the Indemnified Party's failure to give such notice on a timely basis.

Direct Claims – With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the claim, the Indemnifying Party shall have thirty (30) calendar days to make such investigation of the claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such thirty (30) calendar day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the claim or if the Indemnified Party is Mesa, it may setoff such mutually agreed upon claim against the Holdback Amount. If the Parties are unable to agree on the validity or the amount of the claim, such issues shall be resolved solely by arbitration in accordance with the provisions of Section 5.6 of this Agreement.

5.5.3.

Indemnification Based on Third Party Claims With respect to any Third Party Claims, the Indemnifying Party shall have the right, at its election, to take over the defense or settlement of such claim by giving written notice to the Indemnified Party at least fifteen (15) calendar days prior to the time when an answer or other responsive pleading or notice with respect thereto is required. If the Indemnifying Party makes such election, it may conduct the defense of such claim through counsel of its choosing (subject to the Indemnified Party’s approval of such counsel, which approval shall not be unreasonably withheld, delayed or conditioned), shall be solely responsible for the expenses of such defense and shall be bound by the results of its defense or settlement of the Third Party Claim. The Indemnifying Party shall not settle any such Third Party Claim without prior notice to and consultation with the Indemnified Party, and no such settlement involving any equitable relief or which might have an adverse effect on the Indemnified Party may be agreed to without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld). So long as the Indemnifying Party is diligently defending any such Third Party Claim in good faith, the Indemnified Party shall not pay or settle such Third Party Claim and the Indemnifying Party will not be responsible for the fees of separate legal counsel representing the Indemnified Party, unless the named parties to any proceeding include both Parties and representation of both Parties by the same counsel would be inappropriate. If the Indemnifying Party does not make such election, or disputes its obligation to indemnify in respect to such Third Party Claim, or having made such election does not, in the reasonable opinion of the Indemnified Party, proceed diligently to defend such Third Party Claim, then the Indemnified Party may (after written notice to the Indemnifying Party), at the expense of the Indemnifying Party (only if the Indemnifying Party is obligated hereunder this Article V to indemnify the other Party), elect to take over the defense of and proceed to handle such Third Party Claim in its discretion and the Indemnifying Party shall (only if the Indemnifying Party is obligated hereunder this Article V to indemnify the other Party) be bound by any defense or settlement that the Indemnified Party may make in good faith with respect to such Third Party Claim. In connection therewith, the Indemnifying Party will fully cooperate with the Indemnified Party should the Indemnified Party elect to take over the defense of any such Third Party Claim.

5.5.4.

The Parties agree to cooperate in defending any Third Party Claims and the Indemnified Party shall provide such cooperation and such access to its books, records and properties as the Indemnifying Party shall reasonably request with respect to any matter for which indemnification is sought hereunder; and the Parties hereto agree to cooperate with each other in order to ensure the proper and adequate defense thereof.

5.5.5.

Subject to subsection 5.5.6 of this Agreement, with regard to any claims for which indemnification becomes due and payable by the Indemnifying Party hereunder, such claims shall be paid promptly by the Indemnifying Party, provided that with respect to claims to which the following apply, then upon the earliest to occur of: (i) the entry of a judgment against the Indemnified Party and the expiration of any applicable appeal period, or if earlier, five (5) calendar days prior to the date that the judgment creditor has the right to execute the judgment; (ii) the entry of an unappealable judgment or final appellate decision against the Indemnified Party; (iii) a settlement of a claim, in which case the Indemnifying Party shall make payment in accordance with the terms of the settlement agreement; or (iv) in the case of the reasonable expenses of counsel to the Indemnified Party, the same shall be reimbursed on a current basis by the Indemnifying Party.

5.5.6.

If there is a Mesa Loss, Mesa, at its option, shall be entitled to receive payment equivalent to the amount of the Mesa Loss out of the Holdback Amount, upon the earliest to occur of the events listed in subsections 5.5.5(i), (ii) or (iii) of this Agreement.

5.6.            Arbitration

5.6.1.

Except for any application for an injunction or other equitable remedy for the breach or alleged breach of this Agreement or the Non-Competition Agreements, all disputes arising between the Parties in respect of this Agreement or any document delivered pursuant to this Agreement shall be settled by arbitration according to this Section.

5.6.2.

Whenever any arbitration is permitted or required hereunder, arbitration proceedings shall be commenced by the Party desiring arbitration (the "Initiating Party") giving notice to the other Party (the "Responding Party") specifying the matter to be arbitrated and requesting an arbitration thereof. For the purpose of arbitrating such matter, the Initiating Party and the Responding Party shall then designate or appoint a single arbitrator. If such appointment is not made within ten (10) calendar days after the receipt of such notice, either Party shall be entitled to make application to the Ontario Superior Court of Justice pursuant to the Arbitrations Act, 1991 (Ontario) for selection of the single arbitrator, and the provisions of such statute shall govern such selection. The single arbitrator selected for the purposes of this Section 5.6 shall be a qualified arbitrator, be independent and at arm's length from the Parties, and have a minimum of ten (10) years’ experience in the arbitration of commercial disputes in Ontario. (The Person appointed as single arbitrator according to this Section is called the "Arbitrator").

5.6.3.

Following his or her appointment, the Arbitrator shall proceed to hear the submissions of the Parties, and shall render a decision as expeditiously as possible and in any event the Parties shall cooperate in all respects to attempt to complete the arbitration (including the rendering of a decision by the Arbitrator) within ninety (90) calendar days after the appointment of the Arbitrator unless a longer or shorter period of time is agreed between the Initiating Party and the Responding Party. The Arbitrator shall not render his or her decision until he or she has given each Party a reasonable opportunity to present arguments and evidence in respect of the matters referred for arbitration. The Arbitrator shall have the power to proceed with the arbitration and deliver his decision notwithstanding the default by any Party in respect of any procedural order made by the arbitrator. The Arbitrator shall have the authority to assess the costs of the arbitration against either or both of the Parties, provided, however, that each Party shall bear its own counsel and expert or consultant fees.

5.6.4.

The decision of the Arbitrator shall be final and binding upon the Parties and not subject to appeal either on an issue of law or an issue of mixed fact and law. Judgment upon the award or decision rendered by the Arbitrator may be entered in any court having jurisdiction.

5.6.5.

In the event of the failure, refusal or inability of any Arbitrator to act, a new single arbitrator shall be appointed in his or her stead, which appointment shall be made in the same manner as hereinbefore provided.

ARTICLE VI

Closing; Deliveries

6.1.            Closing; All proceedings taken and all documents executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

6.2.            Deliveries

6.2.1.	At Closing, Mesa shall deliver the following to the Stockholders:

6.2.1.1.     the Closing Payment, as provided by Section 2.2.1.1;

6.2.1.2.     the fully executed Earn-Out Agreement in the form of Exhibit C;

6.2.1.3.     a certificate, dated as of the Closing Date, of an officer of Mesa setting forth that authorizing resolutions were adopted by Mesa’s Board of Directors approving the terms and conditions of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;

6.2.1.4.     such other documents and instruments as the Stockholders and their counsel may reasonably request (including, without limitation, (1) the written guarantee of Mesa Laboratories, Inc. in respect of all payment and indemnification obligations of Mesa hereunder and under the Earn-Out Agreement (the “Parent Guarantee”) and (2) an undertaking from Mesa to indemnify the Stockholders in respect of all personal guarantees provided by them to Infitrak’s bankers in connection with Infitrak’s existing credit facilities with such bankers).

6.1.2	At Closing, the Stockholders shall deliver the following to Mesa:

6.2.1.1.     share certificates representing all of the Stock, duly endorsed in blank by the Stockholders for transfer or accompanied by stock powers duly executed in blank by the Stockholders;

6.2.1.2.     all of the Records, including all Corporate Records, of the Company and of Infitrak, not previously delivered to Purchaser;

6.2.1.3.     the executed resignations of Jean Bedard, Ryan Sanders and Karl Giamov, as officers and directors of the Company and of Infitrak, dated as of the Closing Date;

6.2.1.4.     general full and final releases, executed by each of the Stockholders and each officer and director of the Company and Infitrak, dated as of the Closing Date, satisfactory in form and substance to Mesa, releasing the Company and Infitrak;

6.2.1.5.     confirmation that the employment of Cyril Chaput and Claudine Lafrance has been terminated by Infitrak effective prior to Closing and copies of any executed full and final releases in favour of Infitrak by these Employees;

6.2.1.6.     confirmation satisfactory to Mesa acting reasonably that the lease for Infitrak’s office in Quebec, located at 69 rue de la Pointe-Langlois, Laval, Quebec H7L 3J4 will be terminated not later than July 31, 2015;

6.2.1.7.     delivery of a receipt, release and undertaking from Alan Ruth in favour of the Company in the form agreed upon by the Parties;

6.2.1.8.     the Stockholders shall provide proof of payment of all debts that were required to be paid by Closing under this Agreement;

6.2.1.9.     the Non-competition and Non-solicitation Agreement executed by the Stockholders in the form of Exhibit D; and

6.2.1.10.     such other documents and instruments as Mesa and its counsel may reasonably request (including, without limitation, an undertaking from the Stockholders to indemnify Infitrak in respect of certain personal use automobile leases to be transferred by Infitrak to the Stockholders following Closing).

6.1.3     Commercially Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the Parties shall use their respective commercially reasonable efforts in good faith to take or cause to be taken as promptly as practicable all reasonable actions that are within its power to cause to be fulfilled those of the conditions precedent to its obligations or the obligations of the other Parties to consummate the transactions contemplated by this Agreement that are dependent upon its actions, including obtaining all necessary consents, authorizations, orders, approvals and waivers.

ARTICLE VII

Covenants

7.1             General Confidentiality. Each of the Parties will treat and hold as such all of the Confidential Information of the other Parties, refrain from using any of the Confidential Information except in connection with this Agreement, and unless there is a closing on the sale contemplated by this Agreement, deliver promptly to the owner of such Confidential Information or destroy, at the request and option of the owner of the Confidential Information, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that any of the Parties is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Party will notify the affected Party promptly of the request or requirement so that the affected Party may seek an appropriate protective order or waive compliance with the provisions of this Section 7.1. If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Parties is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Party may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Party shall use its commercially reasonable efforts to obtain, at the request of the affected Party, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the affected Party shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

7.2             General. In case at any time after the Closing Date any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article V). Following Closing for a period of six (6) years (and in all cases subject to the provisions of Section 7.1 above), Mesa agrees to permit each of the Stockholders or their representatives, upon written request, to access and obtain copies of any relevant books, records and other information of the Company and/or Infitrak (both electronic and otherwise) for purposes of assisting the Stockholders to address and respond to any Tax, litigation, governmental and/or regulatory queries, claims and/or assessments.

ARTICLE VIII

Miscellaneous

8.1             Notices. Any notice, demand, claim or other communication under this Agreement shall be in writing and delivered personally or sent by certified or registered mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the Parties at the addresses as follows (or at such other addresses as shall be specified by the Parties by like notice):

If to Mesa:	Mesa Laboratories, Inc.
12100 West Sixth Avenue
Lakewood, Colorado 80228

Attn: John J. Sullivan
President and CEO
	Telephone:	303-987-8000
	Facsimile:	303-987-8989

With a copy to:	Helene R. Leone, Esq.
General Counsel
12100 West Sixth Avenue
Lakewood, Colorado 80228
Fax: 303-987-8989

If to the Stockholders:

Jean Bedard/9324-5983 Québec Inc.

c/o 847 Larose

Sainte-Therese, Quebec J7E 4X1

Karl Giamov/2471835Ontario Inc.

c/o 7 Elliott Street

Stouffville, Ontario L4A 7X4

Ryan Sanders/2471836 Ontario Inc.

c/o 32 The Meadows Avenue

Markham, Ontario L6B 1B5

With a copy to:	Dolgin Profession Corporation
604-90 Allstate Parkway
Markham, Ontario L3R 6H3
Attention: Jordan Dolgin
Fax: 905-604-2542

Such notice shall be deemed delivered upon receipt against acknowledgment thereof if delivered personally, on the third (3rd) business day following mailing if sent by certified mail, upon transmission against confirmation if sent by facsimile and on the next business day if sent by overnight courier.

8.2     Entire Agreement; Incorporation; Disclosure. This Agreement and the documents and instruments and other agreements among the Parties hereto as contemplated by or referred to herein contain every obligation and understanding between the Parties relating to the subject matter hereof and merges all prior discussions, negotiations, agreements and understandings, both written and oral, if any, between them (including, without limitation, the letters of intent dated March 24, 2015 and accepted as of March 25, 2015 among Mesa Laboratories, Inc. and the Company) and none of the Parties shall be bound by any conditions, definitions, understandings, warranties or representations other than as expressly provided or referred to herein. All schedules, exhibits and other documents and agreements executed and delivered pursuant hereto are incorporated herein as if set forth in their entirety herein. All references to this Agreement herein or to the Disclosure Schedule shall be deemed to refer to this entire Agreement, including the Disclosure Schedule; provided, however, that information furnished in one (1) Section of the Disclosure Schedule shall be deemed to be included in another Section of the Disclosure Schedule to the extent that such disclosure is specifically cross-referenced in such other Section of the Disclosure Schedule.

8.3     Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.

8.4     Assignment. This Agreement may not be assigned by any Party without the written prior consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.

8.5     Waiver and Amendment. Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the Party hereto entitled to the benefit thereof, and any term, condition or covenant hereof (including, without limitation, the period during which any condition is to be satisfied or any obligation performed) may be amended by all of the Parties thereto at any time. Any such waiver, extension or amendment shall be evidenced by an instrument in writing executed on behalf of the Party against whom such waiver, extension or amendment is sought to be charged. No waiver by any Party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such Party’s rights under such provisions at any other time or a waiver of such Party’s rights under any other provision of this Agreement. No failure by any Party thereof to take any action against any breach of this Agreement or default by another Party shall constitute a waiver of the former Party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other Party.

8.6     No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the Parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement, except as otherwise provided herein.

8.7     Severability. In the event that any one or more of the provisions contained in this Agreement, or the application thereof, shall be declared invalid, void or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to replace such invalid, void or unenforceable provision with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, void or unenforceable provision.

8.8     Expenses. Except as otherwise provided herein, each Party agrees to pay, without right of reimbursement from the other Party, the costs incurred by it relating to the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, costs relating to the preparation of this Agreement, and the fees and disbursements of counsel, accountants and consultants employed by such Party in connection herewith.

8.9     Headings. The table of contents and the section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.

8.10     Other Remedies; Injunctive Relief. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage for which money damages would be insufficient would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof in the courts of the Province of Ontario, this being in addition to any other remedy to which they are entitled at law or in equity.

8.11     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile or PDF/scanned/e-mailed signatures shall be deemed valid and binding.

8.12     Remedies Exclusive. Except in the case of fraud or equitable remedies expressly provided for herein, the Parties acknowledge and agree that the indemnification provisions set forth in Article V of this Agreement constitute the Parties’ sole and exclusive remedy with respect to any and all claims relating to the transactions contemplated by this Agreement.

8.13     Governing Law; Currency. This Agreement has been entered into and shall be construed and enforced in accordance with the laws of Ontario, Canada, without reference to the choice of law principles thereof. All amounts set forth herein are in Canadian dollars.

8.14     Jurisdiction and Venue. This Agreement shall be subject to the exclusive jurisdiction of the courts of Ontario, Canada. The Parties to this Agreement agree that any breach of any term or condition of this Agreement shall be deemed to be a breach occurring in Ontario, Canada by virtue of a failure to perform any act required to be performed in Ontario, Canada and irrevocably and subject to Section 5.6 (Arbitration), expressly agree to submit to the exclusive jurisdiction of the courts of Ontario, Canada for the purpose of resolving any disputes among the Parties relating to this Agreement or the transactions contemplated hereby. The Parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, or any judgment entered by any court in respect hereof brought in Ontario, Canada, and further irrevocably waive any claim that any suit, action or proceeding brought in Ontario, Canada has been brought in an inconvenient forum.

8.15     Participation of Parties. The Parties hereby agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

8.16     Further Assurances. The Parties hereto shall deliver any and all other instruments or documents reasonably required to be delivered pursuant to, or necessary or proper in order to give effect to, all of the terms and provisions of this Agreement including, without limitation, all necessary stock powers and such other instruments of transfer as may be necessary or desirable to transfer full and complete ownership of the Stock free and clear of any liens or encumbrances.

8.17     Publicity. No public announcement or other publicity concerning this Agreement or the transactions contemplated hereby shall be made without the prior written consent of both Mesa and the Stockholders as to form, content, timing and manner of distribution. Nothing contained herein shall prevent any Party from making any filing or public announcement required by federal, state or provincial securities laws or stock exchange rules, in which case written consent shall not be required.

[SIGNATURES ON NEXT PAGE]

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

BETWEEN

MESA LABS CANADA INC.

AND

THE FOLLOWING LISTED STOCKHOLDERS

OF

2396081 ONTARIO INC.

DATED JULY 6, 2015

IN WITNESS WHEREOF, the Parties hereto have each executed and delivered this Stock Purchase Agreement as of the date first written above.

MESA LABS CANADA INC.		THE STOCKHOLDERS

By:
	John J. Sullivan	Jean Bedard, Individually
President/Chief Executive Officer

Karl Giamov, Individually

Ryan Sanders, Individually

9324-5983 QUEBEC INC.

By:
Jean Bedard, President

2471835 ONTARIO INC.

By:
Karl Giamov, President

2471836 ONTARIO INC.

By:
Ryan Sanders, President

EXHIBIT E

STOCKHOLDERS

and

ALLOCATION OF PURCHASE PRICE

Name	Class of Shares Owned	Number of Shares Owned	Allocation of Purchase Price
Jean Bedard	A Preferred	820,000	$820,000
9324-5983 Québec Inc.	Common	100	33.33% of the amount exceeding $2,460,000
Karl Giamov	A Preferred	820,000	$820,000
2471835 Ontario Inc.	Common	100	33.33% of the amount exceeding $2,460,000
Ryan Sanders	A Preferred	820,000	$820,000
2471836 Ontario Inc.	Common	100	33.33% of the amount exceeding $2,460,000
TOTAL		300 common and 2,460,000 A Preferred